Exhibit 99.1

Imperial announces estimated second quarter financial and operating results

For the six months ended June 30, 2015

Calgary, July 31, 2015

	Second quarter			Six months
(millions of dollars, unless noted)	2015	2014	%	2015	2014	%

Net income (U.S. GAAP)	120	1,232	(90)	541	2,178	(75)
Net income per common share
- assuming dilution (dollars)	0.14	1.45	(90)	0.64	2.56	(75)

Capital and exploration expenditures	819	1,398	(41)	1,869	2,632	(29)

Rich Kruger, Chairman, President and Chief Executive Officer, commented:

Imperial’s second quarter results reflect continued strong operating performance across all business lines in a challenging business environment. Highlights for the quarter include the early start-up of the Kearl expansion project, continued ramp-up of Cold Lake Nabiye production, start-up of the Edmonton Rail Terminal, successful execution of major turnarounds at the Sarnia refinery and Syncrude, and best-ever quarterly earnings in the Chemical business.

Earnings in the second quarter were $120 million, or $0.14 per share, and reflected a net charge, largely non-cash, of $320 million ($0.38 per share) associated with the recently enacted Alberta corporate income tax rate increase. Earnings in the second quarter of 2014 included a gain of $478 million associated with the divestments of conventional upstream producing assets.

Gross production averaged 344,000 oil-equivalent barrels per day, up 57,000 barrels from 2014 due to increased Kearl and Cold Lake production. This result was the company’s highest quarterly production level in nearly eight years. At Kearl, production averaged 130,000 barrels per day (92,000 barrels Imperial’s share) in the quarter, driven by the expansion project start-up five months ahead of schedule and improved reliability in the initial development.

Refinery throughput averaged 373,000 barrels per day, compared to 418,000 barrels per day in the same period of 2014, reflecting planned turnaround activity at the Sarnia refinery. Capacity utilization excluding the turnaround continued to remain high at 97 percent.

Second quarter capital and exploration expenditures totalled $819 million, down $579 million versus 2014, as the Cold Lake Nabiye and Kearl expansion projects progressed toward completion.

Imperial continues to deliver results in the current business environment by focusing on what we can control. Specifically, we are relentlessly pursuing cost efficiencies, critically evaluating our investment decisions and increasing productivity in all areas of our business. This results-oriented approach is strengthening our resiliency, ensuring the company remains well-positioned throughout the commodity price cycle. Above all, our focus remains on delivering superior, long-term shareholder value in whatever business environment we operate in.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

  Second quarter highlights

•	Net income totalled $120 million or $0.14 per share on a diluted basis, down from $1,232 million or $1.45 per share in the second quarter of 2014. The decrease was largely due to the significant decline in global crude oil prices, the absence of a gain of $478 million from the divestment of conventional upstream producing assets in 2014 and a net charge, largely non-cash, of $320 million associated with the recently enacted Alberta corporate income tax rate increase.

•	Production averaged 344,000 gross oil-equivalent barrels per day, up 20 percent versus 287,000 barrels in the second quarter of 2014 due to higher Kearl and Cold Lake volumes. Production was at its highest level since the third quarter of 2007.

•	Refinery throughput averaged 373,000 barrels per day, compared to 418,000 barrels in the same period of 2014. The decrease was mainly associated with major planned maintenance turnaround activity at the Sarnia refinery. Excluding the impact of the planned turnaround, capacity utilization averaged 97 percent.

•	Petroleum product sales averaged 478,000 barrels per day in the quarter compared to 481,000 barrels per day in the same period of 2014. The company continues to aggressively pursue growth in profitable Canadian markets.

•	Cash generated from operating activities was $377 million, a decrease of $622 million from the second quarter of 2014, mainly due to lower earnings and working capital effects.

•	Capital and exploration expenditures totalled $819 million, down $579 million versus 2014. Investments were primarily directed towards the completion of the major upstream growth projects.

•	Kearl bitumen production averaged 130,000 barrels per day in the quarter (92,000 barrels Imperial’s share), up from 73,000 barrels per day (52,000 barrels Imperial’s share) in the second quarter of 2014 and 95,000 barrels (67,000 barrels Imperial’s share) in the first quarter of 2015. The increase was the result of the start-up of the expansion project and improved reliability of the initial development. Kearl expansion started up five months ahead of schedule and averaged more than 100,000 barrels per day (71,000 barrels Imperial’s share) during its first full month of operations. This reflects the significant benefits of our “design one, build multiple” approach and the rigorous application of the lessons learned from the initial development.

•	Cold Lake bitumen production averaged 161,000 barrels per day in the quarter, up from 138,000 barrels in the same quarter of 2014, with Nabiye production continuing to ramp-up following its first quarter 2015 start-up.

•	Cold Lake Midzaghe project description was filed with the Alberta Energy Regulator. Midzaghe is a planned solvent-assisted, steam-assisted gravity drainage (SA-SAGD) project in the Cold Lake area to access more than 500 million barrels of recoverable reserves. The filing is the first step in the environmental assessment process and a precursor to public consultations with local stakeholders, including First Nations. Midzaghe is one of a suite of potential SA-SAGD projects in Imperial’s portfolio. No final investment decision has been made at this time.

•	The company’s share of Syncrude production averaged 52,000 barrels per day in the second quarter. Subsequent to the safe completion of major planned maintenance activities, the plant resumed normal operations in June.

•	Edmonton Rail Terminal project was successfully completed. The terminal, a joint venture operated by Kinder Morgan, provides access for equity crude production to the highest-value markets. The facility is capable of loading unit trains, comprising 100 to 120 rail cars per train. The terminal has an initial capacity of 210,000 barrels per day with the potential to expand to 250,000 barrels.

•	WCC LNG project proceeding through the B.C. environmental assessment process. After filing a project description in December 2014, the project is proceeding through the pre-application phase of the environmental assessment process, which includes public and Aboriginal engagement, Environmental Assessment Office working group participation and ongoing studies. A final investment decision, not anticipated in the near term, will ultimately be based on a number of factors, including satisfactory government and regulatory approvals, economic competitiveness, future market conditions and LNG sales agreements.

•	Esso was the proud Fuel and Convenience Store Supplier of the 2015 Pan Am Games held in Toronto this summer. The Games featured more than 10,000 athletes, coaches and officials representing 41 countries. The sponsorship also extends to the Parapan Am Games in August, which act as the qualifier for the Rio 2016 Paralympic Games. We extend our congratulations to the Canadian athletes for their outstanding performance.

Second quarter 2015 vs. second quarter 2014

The company’s net income for the second quarter of 2015 was $120 million or $0.14 per share on a diluted basis and reflected a net charge, largely non-cash, of $320 million ($0.38 per share) associated with the recently enacted Alberta corporate income tax rate increase, compared with $1,232 million or $1.45 per share for the same period last year.

Upstream recorded a net loss in the second quarter of $174 million, $1,031 million lower than the same period of 2014. Earnings in the second quarter of 2015 reflected lower crude oil and gas realizations of about $650 million along with the impact associated with increased Alberta corporate income taxes of about $327 million. Earnings in the second quarter of 2014 included a gain of $478 million from the divestment of conventional upstream producing assets. These factors were partially offset by higher Kearl and Cold Lake volumes of about $190 million, the impact of a weaker Canadian dollar of about $160 million and lower royalties of about $120 million.

West Texas Intermediate (WTI), the main U.S. dollar benchmark crude for North America, decreased by 44 percent compared to the same quarter in 2014. The company’s average Canadian dollar realizations for synthetic crude oil and bitumen decreased about 33 and 35 percent in the second quarter of 2015 to $75.20 and $49.16 per barrel respectively, as the decline in the benchmark crude was partly offset by the weaker Canadian dollar, along with decreased light-heavy differentials. The company’s average realizations on sales of natural gas of $1.83 per thousand cubic feet in the second quarter of 2015, were lower by $2.25 per thousand cubic feet, versus the same period in 2014.

Gross production of Cold Lake bitumen averaged 161,000 barrels per day in the second quarter, up from 138,000 barrels in the same period last year, primarily due to the continued ramp-up of Nabiye production. Nabiye production is expected to reach approximately 40,000 barrels per day, before royalties, by the end of 2015.

Gross production of Kearl bitumen averaged 130,000 barrels per day in the second quarter (92,000 barrels Imperial’s share) up from 73,000 barrels per day (52,000 barrels Imperial’s share) during the second quarter of 2014, reflecting early start-up of the Kearl expansion project and continued improvement in reliability of the initial development.

During the second quarter of 2015, the company’s share of gross production from Syncrude averaged 52,000 barrels per day, up from 51,000 barrels in the second quarter of 2014.

Gross production of conventional crude oil averaged 15,000 barrels per day in the second quarter, versus 18,000 barrels in the corresponding period in 2014. The lower production volume was primarily due to the impact of properties divested during the first half of 2014.

Gross production of natural gas during the second quarter of 2015 was 134 million cubic feet per day, down from 158 million cubic feet in the same period last year, reflecting the impact of properties divested during the first half of 2014.

Downstream net income was $215 million in the second quarter, $151 million lower than the second quarter of 2014. Earnings decreased mainly due to lower margins of about $170 million, higher refinery planned maintenance expense of about $90 million, partly offset by the impact of a weaker Canadian dollar of about $130 million.

Chemical net income was $69 million in the second quarter, the highest quarterly earnings on record, up from $57 million in the same quarter in 2014.

Net income effects from Corporate and Other were $10 million in the second quarter, versus negative $48 million in the same period of 2014, primarily due to changes in share-based compensation charges and the impact of the Alberta corporate income tax rate increase.

The company’s cash balance was $28 million as at June 30, 2015 versus $171 million at the end of the second quarter of 2014.

Second quarter 2015 vs. second quarter 2014 (continued)

Cash flow generated from operating activities was $377 million in the second quarter, versus $999 million in the corresponding period in 2014. Lower cash flow was mainly due to lower earnings and working capital effects.

Investing activities used net cash of $724 million in the second quarter, compared with $595 million in the same period of 2014. Additions to property, plant and equipment were $773 million in the second quarter, compared with $1,295 million during the same quarter in 2014. Expenditures during the quarter were primarily directed towards the completion of the upstream growth projects.

Cash from financing activities was $315 million in the second quarter, compared with cash used in financing activities of $335 million in the second quarter of 2014. Dividends paid in the second quarter of 2015 were $110 million, unchanged from the corresponding period in 2014. Per-share dividends paid in the second quarter were $0.13, unchanged from the same period of 2014.

Six months highlights

•	Net income totalled $541 million, down from $2,178 million in the prior year.

•	Net income per common share on a diluted basis was $0.64 compared to $2.56 in 2014.

•	Cash generated from operations was $658 million, versus $2,084 million in 2014.

•	Gross oil-equivalent barrels of production averaged 339,000 barrels per day, up from 308,000 barrels from the same period in 2014.

•	Refinery throughput averaged 383,000 barrels per day, compared to 398,000 barrels in the same period last year.

•	Per-share dividends declared during the year totalled $0.26, unchanged from 2014.

Six months 2015 vs. six months 2014

Net income in the first six months of 2015 was $541 million, or $0.64 per share on a diluted basis and reflected a net charge, largely non-cash, of $320 million ($0.38 per share) associated with the recently enacted Alberta corporate income tax rate increase, versus $2,178 million or $2.56 per share for the first half of 2014, which included a $478 million gain on the sale of conventional upstream producing assets.

Upstream recorded a net loss of $363 million for the first six months of 2015, $1,672 million lower than the same period of 2014. Earnings in 2015 reflected the impact of lower crude oil and gas realizations of about $1,740 million and the impact associated with increased Alberta corporate income taxes of about $327 million. Earnings in the second quarter of 2014 included a gain of $478 million from the divestment of conventional upstream producing assets. These factors were partially offset by lower royalties of about $330 million, the impact of a weaker Canadian dollar of about $320 million, and higher Kearl and Cold Lake volumes of about $260 million.

WTI, the main U.S. dollar benchmark crude for North America, decreased by 47 percent compared to the same period in 2014. The company’s average Canadian dollar realizations for synthetic crude oil and bitumen decreased about 41 and 45 percent in the first half of 2015 to $63.89 and $39.15 per barrel respectively, as the decline in benchmark crude and increased light-heavy differentials were partly offset by the weaker Canadian dollar. The company’s average realizations on sales of natural gas of $2.71 per thousand cubic feet in 2015, were lower by $2.78 per thousand cubic feet, versus the same period in 2014.

Gross production of Cold Lake bitumen averaged 156,000 barrels per day in the first six months, up from 142,000 barrels from the same period last year, primarily due to Nabiye production.

Gross production of Kearl bitumen averaged 113,000 barrels per day in the first six months of 2015 (80,000 barrels Imperial’s share) up from 72,000 barrels per day (51,000 barrels Imperial’s share), reflecting early start-up of the Kearl expansion project and improved reliability of the initial development.

During the first six months of 2015, the company’s share of gross production from Syncrude averaged 63,000 barrels per day, up from 62,000 barrels from the same period of 2014.

Gross production of conventional crude oil averaged 15,000 barrels per day in the first half of 2015, compared to 20,000 barrels during the same period of 2014. The lower production volume was primarily due to the impact of properties divested during the first half of 2014.

Gross production of natural gas during the first six months of 2015 was 140 million cubic feet per day, down from 181 million cubic feet in the same period last year, reflecting the impact of properties divested during the first half of 2014.

Six months 2015 vs. six months 2014 (continued)

Downstream net income was $780 million, down $74 million from the same period of 2014. Earnings decreased due to the impacts of lower refining margins of about $200 million and higher refinery planned maintenance expense of about $130 million, partially offset by the impact of a weaker Canadian dollar of about $170 million, lower energy costs of $80 million and a 2015 gain of $17 million from the sale of assets.

Chemical net income was $135 million, up from $100 million in the same period in 2014, mainly as a result of strong polyethylene operations and margins.

For the first six months of 2015, net income effects from Corporate & Other were negative $11 million, versus negative $85 million in 2014, primarily due to changes in share-based compensation charges and the impact of the Alberta corporate income tax rate increase.

Key financial and operating data follow.

Forward-Looking Statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the price, supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Attachment I

IMPERIAL OIL LIMITED

SECOND QUARTER 2015

	Second Quarter		Six Months

millions of Canadian dollars, unless noted	2015	2014	2015	2014

Net Income (U.S. GAAP)
Total revenues and other income	7,301	10,049	13,504	19,275
Total expenses	6,705	8,403	12,347	16,369
Income before income taxes	596	1,646	1,157	2,906
Income taxes	476	414	616	728
Net income	120	1,232	541	2,178

Net income per common share (dollars)	0.14	1.45	0.64	2.57
Net income per common share - assuming dilution (dollars)	0.14	1.45	0.64	2.56

Other Financial Data
Federal excise tax included in operating revenues	387	383	764	753

Gain/(loss) on asset sales, after tax	17	480	40	496

Total assets at June 30			42,834	39,398

Total debt at June 30			7,984	6,069
Interest coverage ratio - earnings basis
(times covered)			39.5	61.7

Other long-term obligations at June 30			3,973	2,917

Shareholders’ equity at June 30			22,759	21,519
Capital employed at June 30			30,761	27,610
Return on average capital employed (a)
(percent)			7.2	14.9

Dividends declared on common stock
Total	110	110	220	220
Per common share (dollars)	0.13	0.13	0.26	0.26

Millions of common shares outstanding
At June 30			847.6	847.6
Average - assuming dilution	850.7	850.7	850.6	850.6

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed

Attachment II

IMPERIAL OIL LIMITED

SECOND QUARTER 2015

	Second Quarter		Six Months

millions of Canadian dollars	2015	2014	2015	2014

Total cash and cash equivalents at period end	28	171	28	171

Net income	120	1,232	541	2,178
Adjustments for non-cash items:
Depreciation and depletion	335	280	652	560
(Gain)/loss on asset sales	(25)	(640)	(51)	(660)
Deferred income taxes and other	254	221	272	226
Changes in operating assets and liabilities	(307)	(94)	(756)	(220)
Cash flows from (used in) operating activities	377	999	658	2,084

Cash flows from (used in) investing activities	(724)	(595)	(1,726)	(1,738)
Proceeds associated with asset sales	65	732	90	807

Cash flows from (used in) financing activities	315	(335)	881	(447)

Attachment III

IMPERIAL OIL LIMITED

SECOND QUARTER 2015

	Second Quarter		Six Months

millions of Canadian dollars	2015	2014	2015	2014

Net income (U.S. GAAP)
Upstream	(174)	857	(363)	1,309
Downstream	215	366	780	854
Chemical	69	57	135	100
Corporate and other	10	(48)	(11)	(85)
Net income	120	1,232	541	2,178

Revenues and other income
Upstream	2,517	3,795	4,329	7,073
Downstream	5,459	7,278	10,414	14,366
Chemical	373	503	722	961
Eliminations/Other	(1,048)	(1,527)	(1,961)	(3,125)
Total	7,301	10,049	13,504	19,275

Purchases of crude oil and products
Upstream	1,070	1,430	1,908	2,835
Downstream	4,071	5,781	7,266	11,197
Chemical	205	351	387	670
Eliminations	(1,051)	(1,527)	(1,961)	(3,125)
Purchases of crude oil and products	4,295	6,035	7,600	11,577

Production and manufacturing expenses
Upstream	953	987	1,903	2,016
Downstream	392	350	748	736
Chemical	50	53	103	114
Eliminations	—	—	—	—
Production and manufacturing expenses	1,395	1,390	2,754	2,866

Capital and exploration expenditures
Upstream	704	1,237	1,594	2,400
Downstream	96	135	221	183
Chemical	4	6	16	8
Corporate and other	15	20	38	41
Capital and exploration expenditures	819	1,398	1,869	2,632

Exploration expenses charged to income included above	16	17	33	38

Attachment IV

IMPERIAL OIL LIMITED

SECOND QUARTER 2015

Operating statistics	Second Quarter		Six Months
	2015	2014	2015	2014

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	161	138	156	142
Kearl	92	52	80	51
Syncrude	52	51	63	62
Conventional	15	18	15	20
Total crude oil production	320	259	314	275
NGLs available for sale	2	2	2	3
Total crude oil and NGL production	322	261	316	278

Gross natural gas production (millions of cubic feet per day)	134	158	140	181

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	344	287	339	308

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	142	108	140	111
Kearl	90	47	78	47
Syncrude	45	47	57	58
Conventional	13	14	14	16
Total crude oil production	290	216	289	232
NGLs available for sale	1	2	1	2
Total crude oil and NGL production	291	218	290	234

Net natural gas production (millions of cubic feet per day)	119	155	131	168

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels per day)	311	244	312	262

Cold Lake blend sales (thousands of barrels per day)	218	185	212	191
Kearl blend sales (thousands of barrels per day)	107	69	95	65
NGL sales (thousands of barrels per day)	6	7	6	9

Average realizations (Canadian dollars)
Conventional crude oil realizations (per barrel)	48.43	62.85	37.67	67.61
NGL realizations (per barrel)	8.57	40.87	17.17	55.44
Natural gas realizations (per thousand cubic feet)	1.83	4.08	2.71	5.49
Synthetic oil realizations (per barrel)	75.20	111.95	63.89	108.76
Bitumen realizations (per barrel)	49.16	75.92	39.15	70.79

Refinery throughput (thousands of barrels per day)	373	418	383	398
Refinery capacity utilization (percent)	89	99	91	94

Petroleum product sales (thousands of barrels per day)
Gasolines (Mogas)	248	246	241	240
Heating, diesel and jet fuels (Distillates)	163	174	175	182
Heavy fuel oils (HFO)	15	17	17	18
Lube oils and other products (Other)	52	44	43	39
Net petroleum products sales	478	481	476	479

Petrochemical sales (thousands of tonnes)	242	266	467	496

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

SECOND QUARTER 2015

	Net income (U.S. GAAP) (millions of Canadian dollars)	Net income per common share - diluted (dollars)

2011
First Quarter	781	0.91
Second Quarter	726	0.85
Third Quarter	859	1.01
Fourth Quarter	1,005	1.18
Year	3,371	3.95

2012
First Quarter	1,015	1.19
Second Quarter	635	0.75
Third Quarter	1,040	1.22
Fourth Quarter	1,076	1.26
Year	3,766	4.42

2013
First Quarter	798	0.94
Second Quarter	327	0.38
Third Quarter	647	0.76
Fourth Quarter	1,056	1.24
Year	2,828	3.32

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14